Exhibit 5

STvB LAWYERS

DUTCH CARIBBEAN

Johan van Walbeeckplein 11

Willemstad

Curaçao

T + 5999 465 50 55

F+ 5999 465 57 20

stvb.curacao@stvb.com

Orthofix International N.V.

3451 Plano Parkway

Lewisville, Texas 75056

U.S.A.

Curaçao, 8 May 2014

Dear Sirs and Madams,

We have acted as Curaçao counsel to Orthofix International N.V., a company organized and existing under the laws of Curaçao (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission in Washington, D.C., U.S.A., in connection with the registration of 215,000 Common Shares of the par value of US$ 0.10 each in the capital stock of the Company, issuable by the Company pursuant to (i) that certain Inducement Grant Non-Qualified Stock Option Agreement between the Company and Bradley R. Mason dated 13 March 2013 (the “Mason Stock Option Agreement”), (ii) that certain Inducement Grant Non-Qualified Stock Option Agreement between the Company and Mark A. Heggestad dated 5 May 2014 (the “Heggestad Stock Option Agreement”), and (iii) that certain Inducement Grant Restricted Stock Agreement between the Company and Mr. Heggestad dated 8 May 2014 (the “Heggestad Restricted Stock Agreement”).

In our capacity as Curaçao counsel we have examined a draft of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on 8 May 2014 and we have also examined the Articles of Association, as amended, of the Company and originals or copies of such corporate records of the Company, certificates of public officials and of the Directors and other representatives of the Company, and such other documents as we have deemed necessary as a basis for the opinion hereinafter expressed.

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:

(i)	the genuineness of all signatures on all documents we have reviewed;

(ii)	the authenticity of all such documents submitted to us as originals;

(iii)	the conformity with the originals of all documents submitted to us as certified, facsimile or photo static copies;

(iv)	the due authority of the parties authenticating such documents; and

(v)	that the Resolutions (as defined below) have not been amended, cancelled or revoked.

In rendering the following opinion we are opining on the matters hereinafter referred to only insofar as they are governed by the laws of Curaçao as currently in effect. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Curaçao.

Based upon and subject to the foregoing and having due regard for such legal consideration as we deem relevant, we are of the opinion, that:

1.	The Company is a corporation duly organized and validly existing under the laws of Curaçao with the corporate power and authority under such laws to own, lease and operate its properties and to conduct its business as described in article 2 of the Articles of Association. The Company has been duly registered with the Chamber of Commerce and Industry in Curaçao under number 47379.

2.	The Common Shares to be made available by the Company to the participant under each of the Agreements have been duly authorized and when issued and paid for in accordance with the terms thereof, will be fully paid and non-assessable; and all corporate action required to be taken for the authorization and issue of such Common Shares has been validly and sufficiently taken, (i) with respect to the Common Shares issuable pursuant to the Mason Stock Option Agreement, by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company on 12 March 2013, and (ii) with respect to the Common Shares issuable pursuant to the Heggestad Stock Option Agreement and the Heggestad Restricted Stock Agreement, by the Compensation Committee on 2 May 2014 (collectively, the “Resolutions”).

3.	Under the laws of Curaçao, no personal liability will attach to the holders of the Common Shares if and when issued solely by reason of their ownership thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is delivered to you and may not be relied upon or used by you and your counsel for any other purpose, or by any other person, without our written consent.

Sincerely yours,

/s/ STvB Advocaten (Curaçao) N.V.

STvB Advocaten (Curaçao) N.V.